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                                                                    EXHIBIT 28.0

                      FIRST PATRIOT BANKSHARES CORPORATION

                                  NEWS RELEASE



For Immediate Release                                         September 13, 1996


The Board of Directors of First Patriot Bankshares Corporation announced today that it had formed a special committee for the purpose of exploring methods of enhancing shareholder value and, if appropriate, making recommendations to the full Board of Directors. The Committee has engaged the investment banking firm of Baxter Fentriss and Company to assist the committee in identifying and assessing alternative value enhancement strategies. The Committee hopes to complete its study by the end of 1996.

First Patriot Bankshares Corporation is the $180 million holding company for First Patriot National Bank. The bank is headquartered in Reston, Virginia and has offices throughout Northern Virginia.


Contact: Carroll C. Markley, President & C.E.O.  (703) 442-7199





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